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                                                                   EXHIBIT 10.20

                               September 11, 1997




Mr. Michael J. Poulos
2121 Kirby, #73
Houston, Texas  77019

Dear Mr. Poulos:

         As you know, American General Corporation ("AGC"), Western National Corporation ("Western"), and a subsidiary of AGC have, as of the date hereof, entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which AGC will indirectly acquire all or substantially all of the stock of Western through a merger (the "Merger"). AGC understands that you intend to resign as Chairman of the Board, President and Chief Executive Officer of Western upon the consummation of the Merger. It is an important element of AGC's decision to acquire Western through such Merger that an understanding and agreement exist with respect to the benefits that you will receive upon such resignation pursuant to (a) the Employment Agreement dated September 9, 1993, between you and Conseco, Inc. and assumed by Western, as the same has been amended from time to time (the "Employment Agreement") and (b) any and all agreements between you and Western evidencing awards you have received from time to time under Western's 1993 Stock and Incentive Plan (collectively, the "Award Agreements").

         Upon the consummation of the Merger, it is our understanding that you will resign as Chairman of the Board, President and Chief Executive Officer of Western, effective as of the Effective Time (as such term is defined in the Merger Agreement). AGC agrees that it will cause Western to treat such resignation as a "Control Termination" for purposes of the Employment Agreement and the Award Agreements in exchange for your consent and agreement to the following modifications and amendments to the Employment Agreement and the Award Agreements:

o No severance payments or other compensation or benefits will be provided to you pursuant to Sections 10, 11, 12, and 13 of the Employment Agreement following your resignation, and, in lieu thereof, within 10 days following your resignation, you will receive a lump sum cash payment in an amount equal to the sum of the amounts determined in accordance with the following clauses (a) and (b):

                          (a) an amount equivalent to salary payments for 36 calendar months at the rate of Base Salary (as such term is defined in the Employment Agreement) in effect immediately prior to your resignation; and

                          (b) an amount equivalent to 36 calendar months of bonus at the greater of (1) the monthly rate of the bonus payment for the bonus period that ended immediately prior to your resignation date or (2) the monthly rate of the estimated amount of the bonus you would have received for the bonus period which includes your resignation date.
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Mr. Michael J. Poulos
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September 11, 1997


         The amount of such lump sum payment will be adjusted as provided in the following paragraph.

o Although you will continue to be entitled to receive the parachute payment protections and benefits set forth in that certain Amendment to Employment Agreement dated May 14, 1997, between you and Western, you agree that the lump sum payment described in the preceding paragraph will be reduced by approximately $150,000 so that none of the payments and benefits provided to you in connection with the Merger will be nondeductible or subject you to an excise tax pursuant to the golden parachute payment provisions of Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Parachute Sanctions"). The $150,000 figure set forth in the preceding sentence is an initial estimate of the amount of the reduction necessary to prevent the application of the Parachute Sanctions. However, it is our understanding that the lump sum payment described in the preceding paragraph may be reduced by a greater amount if both you and AGC agree that a greater reduction is necessary to prevent the application of the Parachute Sanctions. The amount of any such greater reduction in your lump sum payment will be agreed to by you and AGC prior to the Merger. After the Merger, neither Western nor AGC will have the right to (a) reduce your lump sum payment by any amount in excess of the reduction amount agreed to prior to the Merger or (b) receive a refund or reimbursement of any portion of your lump sum payment based upon a claim that such refund or reimbursement is necessary to prevent the application of the Parachute Sanctions.

o Your options to purchase shares of Western common stock under Western's 1993 Stock and Incentive Plan will be converted into options to purchase shares of AGC common stock pursuant to Section 6.10(a) of the Merger Agreement. Upon your resignation from Western as of the Effective Time, such stock options will continue to be exercisable for the remainder of their original 10-year term.

o You will not be permitted to surrender to Western pursuant to the provisions of Section 14 of the Employment Agreement (or any similar provision in an Award Agreement) any of your options to acquire Western common stock or shares of Western common stock that you own. However, in lieu of such right, you may elect, within 60 days after your resignation date, to receive a lump sum cash payment in return for your surrender of (a) all or any portion of the AGC stock options then outstanding and received by you in accordance with the terms of the Merger Agreement in exchange for your Western stock options (the "Unexercised Exchange Options") and (b) all or any portion of the AGC common stock then owned by you and received in accordance with the terms of the Merger Agreement in exchange for your shares of Western common stock (the "Owned Exchange Stock"). For each Unexercised Exchange Option to purchase one share of AGC common stock that you elect to surrender as provided above, you will receive an amount equal to the difference, if any, between (1) the New York Stock Exchange closing sales price of one share of AGC common stock on the date of your election (or on the next preceding trading day if your election is made on a non-trading day) and (2) the exercise price for such share of AGC common stock pursuant to the terms of the
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Mr. Michael J. Poulos
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September 11, 1997


         Unexercised Exchange Option. For each share of Owned Exchange Stock that you elect to surrender as provided above, you will receive an amount equal to the New York Stock Exchange closing sales price of one share of AGC common stock on the date of your election (or on the next preceding trading day if your election is made on a non-trading day). Any payment required pursuant to this paragraph will be paid within 10 days after the date of your election hereunder, against execution and delivery by you to AGC of an appropriate agreement confirming your surrender of the Unexercised Exchange Options and the certificates duly endorsed by you for the Owned Exchange Stock.

         Notwithstanding any provision in this letter agreement to the contrary, if the Merger Agreement is terminated without consummation of the Merger, then this letter agreement will be of no further force and effect and will be void ab initio. Western shall be a third party beneficiary of our understandings and agreements set forth in this letter agreement, and will join in the execution of this letter agreement to evidence its agreement to be bound by such understandings and agreements.

         If this letter agreement accurately sets forth our understandings and agreements with respect to the subject matter hereof, please execute this letter agreement in the space provided below.

                                       Very truly yours,

                                       AMERICAN GENERAL CORPORATION


                                       By: /s/ JON P. NEWTON
                                          ------------------------------------
                                          Name:  Jon P. Newton
                                               -------------------------------
                                          Title: Vice Chairman
                                                ------------------------------

AGREED AND ACCEPTED

this  23rd  day of September, 1997

/s/ MICHAEL J. POULOS
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Michael J. Poulos

         Western National Corporation joins in the execution of this letter agreement to evidence its agreement to be bound by the understandings and agreements set forth herein.

                                       WESTERN NATIONAL CORPORATION


                                       By: /s/ RICHARD W. SCOTT
                                          ------------------------------------
                                          Name:  Richard W. Scott
                                               -------------------------------
                                         Title: Vice Chairman & Chief
                                                Investment Officer
                                                ------------------------------
                                          Date:  September  23 , 1997
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